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                                 EXHIBIT 10.32
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                            LONG TERM CARE FACILITY
                             MANAGEMENT AGREEMENT
                             (THS OF CLARK COUNTY)

      THIS MANAGEMENT AGREEMENT (the "Agreement") made as of the 1st day of January, 1996, by and between Transitional Health Partners d/b/a Transitional Health Services, a Delaware general partnership ("Lessee"), and WelCare International Management Corporation, a Georgia corporation ("Manager").

                             W I T N E S S E T H:

      WHEREAS, Lessee presently leases certain real and personal property comprising a certain nursing home facility commonly known as THS of Clark County, located in Clark County, Indiana (the "Facility"), pursuant to that certain Operating Lease dated as of August 8, 1990, as amended by that certain Amendment to Operating Lease dated November 1, 1993, and by that certain Second Amendment to Operating Lease dated as of April 1, 1994, and by that certain Third Amendment to Operating Lease dated as of June 29, 1994, and by that certain Fourth Amendment to Operating Lease dated as of March 31, 1995, between Health Care Property Investors, Inc. and Lessee by assignment from HRO Acquisition Corporation (the "Lease"); and

      WHEREAS, Lessee desires to retain Manager under the terms of this Agreement to provide its experience, skill and supervision to manage the Facility on behalf of Lessee; and

      WHEREAS, Manager desires to perform the management services on behalf of Lessee under and subject to the terms of this Agreement.

      NOW, THEREFORE, in consideration of ten dollars ($10.00) in hand paid, the premises and mutual promises and covenants of the parties contained herein and other good and valuable consideration, the receipt, adequacy and sufficiency of which is hereby acknowledged, the parties hereby agree as follows:

                                   ARTICLE I

                       MANAGEMENT DUTIES AND OBLIGATIONS

      1.01 Control Retained by Lessee. Lessee shall at all times exercise overall control over the assets and operations of the Facility, and Manager shall perform the duties herein required to be performed by it as the agent of Lessee and in accordance with the policies and directives from time to time adopted by Lessee.

      1.02 Changes in Method of Operation. Manager shall make substantial changes in the method of operating the Facility only after timely notification to and approval from Lessee which approval shall not be unreasonably withheld.

      1.03 Management of Facility. During the term of this Agreement, Manager shall on behalf of Lessee manage all aspects of the operation of the Facility, including, but not limited to staffing, accounting, billing, collections, setting of rates and charges and general
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administration. In connection therewith, Manager (either directly or through supervision of employees of the Facility) shall:

            (a) Establish, maintain, revise and administer an overall pricing structure for services rendered in the Facility, including, without limitation, patient room charges, charges for all ancillary services, charges for supplies, medication and special services.

            (b) Hire on behalf of Lessee and retain (to the extent such personnel are reasonably available in the community in which the Facility is located) an adequate staff of nurses, technicians, nurse aides, office and other employees, including a qualified administrator (the "Administrator") and promote, direct, assign and discharge all such employees at Manager's sole discretion. All employees shall be employees of Lessee and carried on the payroll of the Facility and shall not be deemed employees or agents of Manager.

            (c) Institute and amend, from time to time, general salary scales, personnel policies and appropriate employee benefits for all employees. Employee benefits may include pension and profit sharing plans, insurance benefits, incentive plans for key employees and holiday, vacation, personal leave and sick leave policies.

            (d) Issue appropriate bills for services and materials furnished by the Facility and use its reasonable best efforts to collect accounts receivable and monies owed to the Facility, design and maintain accounting, billing, patient and collection records; and prepare and file insurance, Medicare, Medicaid and any and all other necessary or desirable reports and claims related to revenue production. Lessee hereby grants Manager the right to enforce Lessee's rights as creditor under any contract or in connection with rendering any services for purposes of collecting accounts receivable and monies owed the Facility.

            (e) Order, supervise and conduct a program of regular maintenance and repair.

            (f) Purchase food, beverage, medical, cleaning and other supplies, equipment, furniture and furnishings for the account of Lessee.

            (g) Administer, supervise and schedule all patient and other services of the Facility, including the operation of food, barber/beautician and other ancillary services.

            (h) Provide for the orderly payment (to the extent funds of Lessee are available therefor) of accounts payable, employee payroll, amounts due on short and long-term indebtedness, taxes, insurance premiums, and all other obligations of the Facility.

            (i) Institute standards and procedures for admitting patients, for charging patients for services, and for collecting the charges from the patients or third parties.

            (j) Obtain and maintain insurance coverage for the Facility naming Lessee, Manager and such other persons requested by Lessee as insureds as provided in Section 4.01 hereof.

            (k) Negotiate and enter into such agreements, contracts and orders as Manager may deem necessary or advisable, for the furnishing of services, concessions and supplies for the operation and maintenance of the Facility.


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            (l) Negotiate on behalf of Lessee (and in conjunction with Lessee's counsel) with any labor union lawfully entitled to represent employees of Lessee who work at the Facility, but any collective bargaining agreement or labor contract must be submitted to Lessee for its approval and execution.

            (m) Assist in maintaining all licenses and permits required for the operation of the Facility, its contracts with third party payors and other similar governmental and non-governmental agencies and intermediaries.

            (n) Make periodic evaluations of the performances of all departments of the Facility.

            (o) Design, establish and maintain a suitable accounting system using accounts and classifications consistent with those used in similar facilities.

            (p) Advise and assist Lessee in designing an adequate and appropriate public relations program.

            (q) Acquire at Manager's expense all items required to properly equip and operate the Facility which are not provided by Lessee, which items shall remain the property of Manager regardless of whether or not such items are or become attached to real property or constitute fixtures.

            (r) Engage counsel and cause such legal proceedings to be instituted as may be necessary in Manager's reasonable determination to enforce payment of charges, collect accounts receivable, or enforce compliance with other terms of residency agreements, or to dispossess residents and patients, with full authority to compromise disputes with residents and patients involving setoffs or damage claims.

      1.04 Reports to Lessee.

            (a) Manager shall prepare and deliver to Lessee, within forty-five
(45) days after the close of each calendar month, unaudited financial statements covering such prior month and containing a balance sheet and statement of income and expenses in reasonable detail. Manager shall also provide any required assistance to the independent accountants for the Facility, who shall be selected by Manager and approved by Lessee, in the preparation of unaudited (or audited if so requested by Lessee) financial statements for the operation of the Facility. Such financial statements shall be prepared at Lessee's expense in accordance with generally accepted accounting principles in the health care field consistently applied and delivered to Manager and Lessee promptly after the end of each fiscal year of the Facility.

            (b) Manager shall submit to Lessee each twelve (12) months a proposed budget for the operation of the Facility setting out anticipated income, expenses and capital expenditures during the succeeding twelve (12) month period, and shall use reasonable efforts to operate the Facility in accordance with the provisions of the budget for the Facility submitted to and approved by Lessee. Such proposed budget for the Facility shall be delivered to Lessee no later than thirty (30) days prior to the commencement of the operational fiscal year of the Facility.


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            (c) Manager shall schedule periodic management meetings to be attended by representatives of both Manager and Lessee no less frequently than semi-annually and shall furnish to Lessee semi-annual written progress reports concerning the operation of the Facility.

      1.05 Bank Accounts and Working Capital. Manager, in the Facility's name and on behalf of Lessee, shall deposit in a bank account or accounts of the Facility (the "Operating Accounts") established in Lessee's name all funds received from the operations of the Facility. Lessee shall provide sufficient working capital for the operation of the Facility, which shall be deposited into or drawn from the Operating Accounts. All costs and expenses incurred in the operation of the Facility shall be paid out of the Operating Accounts. Manager shall specify the signatory or signatories required on all checks or other documents of withdrawal for the Operating Accounts.

      1.06 Access to Books, Records and Documents. If it is ultimately determined that Section 952 of the Omnibus Reconciliation Act of 1980 and final regulations promulgated thereunder apply to this Agreement:

            (a) Until the expiration of four (4) years after the furnishing of services pursuant to this Agreement, Manager shall, as provided in Section 952, make available, upon written request, to the Secretary of Health and Human Services, or upon request, to the Comptroller General of the United States, or any of their duly authorized representatives, this Agreement, and all books, documents and records of Manager that are necessary to verify the nature of this Agreement for which payment may be made under the Medicare program; and

            (b) If Manager carries out any of the duties of this Agreement pursuant to a subcontract or subcontracts with an aggregate value or cost of $10,000 or more over a twelve (12) month period with a related organization, such subcontract or subcontracts shall contain a clause to the effect that, until the expiration of four (4) years after the furnishing of such services pursuant to such subcontract or subcontracts, the related organization shall, as provided in Section 952, make available, upon written request, to the Secretary of Health and Human Services, or upon request, to the Comptroller General of the United States, or any of their duly authorized representatives, the subcontract or subcontracts, and all books, documents and records of such subcontractors for which payment may be made under the Medicare program.

      1.07 Licenses.

            (a) Manager shall, on behalf of Lessee, use its reasonable best efforts to apply for, obtain and maintain all necessary licenses, permits, consents, and approvals from all governmental agencies which have jurisdiction over the operation of the Facility.

            (b) Neither Lessee nor Manager shall knowingly take any action or fail to take any action which may (1) cause any governmental authority having jurisdiction over the operation of the Facility to institute any proceeding for the rescission or revocation of any necessary license, permit, consent or approval, or (2) adversely affect Lessee's right to accept and obtain payments under Medicare, Medicaid, or any other public or private third party medical payment program.

            (c) Manager shall, with the written approval of Lessee, have the right to contest by appropriate legal proceedings, diligently conducted in good faith in the name of


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Lessee, the validity or application of any law, ordinance, rule, ruling, regulation, order or requirement of any governmental agency having jurisdiction over the operation of the Facility. Lessee, after having given its written approval, shall pay attorneys' fees incurred with regard to the contest. Counsel for any such contest shall be selected by Manager and approved by Lessee. Manager shall have the right, without the written consent of Lessee, to process all third-party claims for the services of the Facility, including, without limitation, the full right to contest to the exhaustion of all applicable administrative proceedings or procedures, adjustment and denials by governmental agencies or their fiscal intermediaries as third-party payors.

      1.08 Administrator. Manager shall employ for the Facility an Administrator reasonably acceptable to Lessee, to serve as the chief executive officer of such Facility. The Administrator shall be an employee of and shall be compensated by Lessee and Lessee shall pay, in advance, on or before the fifth (5th) day of each month all compensation, including salary, fringe benefits, bonuses and business expense reimbursements approved by Manager, payable to the Administrator. The term "fringe benefits" shall include, without limitation, employer's F.I.C.A. payments, unemployment compensation and other employment taxes, bonuses, vacation, personal and sick leave benefits, workers' compensation, group life, health and accident insurance premiums and disability and other benefits.

      1.09 Taxes. Any federal, state or local taxes, assessments or other governmental charges properly imposed on the Facility are the obligations of Lessee, not of Manager, and shall be paid out of the Operating Accounts of the Facility. With Lessee's prior written consent, Manager may contest the validity or amount of any such tax or imposition on the Facility in the same manner as described in Section 1.07(c) hereof.

      1.10 Use of Manager's Personnel. An authorized representative of Manager shall visit the Facility as often as Manager deems necessary. The time spent by such authorized representative of Manager during such visits and all out-of-pocket expenses arising from travel and lodging connected with such visitations shall not be charged separately to Lessee.

      1.11 Government Regulations. Manager agrees to operate and maintain the Facility in substantial compliance with the requirements of any material statute, ordinance, law, rule, regulation or order of any governmental or regulatory body having jurisdiction over the Facility and to comply with all orders and requirements of the local board of fire underwriters or any other body which may exercise similar functions; provided, however, that Manager shall not be required to expend any funds in order to comply with any such statutes, ordinances, laws, rules, regulations or orders, and to the extent any funds are so required, it shall fulfill its obligations hereunder by notifying Lessee of the actions necessary in order to be in compliance therewith.

      1.12 Quality Controls. Manager shall activate and maintain on a continuing basis a "Quality Assurance Program" to provide objective measurements of the quality of health care provided at the Facility and, in connection therewith, shall utilize such techniques as patient questionnaires and interviews, physician questionnaires and interviews, and inspections.

      1.13 Staff Specialists. In addition to the other managerial services provided for herein, Manager shall make available to the Facility, for consultation and advice, when necessary, specialists in such fields as accounting, auditing, budgeting, dietary services, environmental control, management, maintenance, nursing, personnel, pharmacy operations,


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public relations, purchasing, quality assurance, systems and procedures, and third-party reimbursement.

      1.14 Performance of Services by Manager. In the performance of its services hereunder, Manager shall exercise the same standards and degree of care used by reasonable and prudent managers of nursing homes of similar size, nature and character as the Facility. Notwithstanding anything herein to the contrary, Manager shall not be deemed in violation of this Agreement if Manager is prevented from performing any of its obligations hereunder for any reason beyond its reasonable control including, without limitation, strikes, walkouts or other employee disturbances, acts of God, or the action or promulgation of any statute, rule, regulation or order by any federal, state, or local governmental or judicial agency or official, nor shall it be deemed in default hereunder or otherwise liable for any error of judgment or act or omission in the performance of its services hereunder, which is made in reasonable good faith, except for its wilful default or gross negligence.

      1.15 Extraordinary Services. Lessee agrees that any extraordinary or specialized service recommended by Manager and approved by Lessee, even if provided by Manager, may be performed for a separate fee as agreed upon by Manager and Lessee in advance of the performance of such service.

                                  ARTICLE II

                             TERM AND TERMINATION

      2.01 Term. The term of this Agreement shall commence on the date hereof and shall continue for an initial term consisting of the period ending on the earlier of sixty (60) months from the date of this Agreement, or the expiration of the stated term of the Lease or termination of the Lease under a right or remedy reserved in such Lease, and thereafter from year to year subject to (a) the right of either party to terminate this Agreement at the end of the initial term or the end of any anniversary thereof upon not less than ninety (90) days prior written notice, or (b) Manager's right to terminate this Agreement as provided herein.

      2.02  Termination for Cause.

            (a) If either party shall apply for or consent to the appointment of a receiver, trustee or liquidator of such party of all or a substantial part of its assets, file a voluntary petition in bankruptcy, make a general assignment for the benefit of creditors, file a petition or an answer seeking reorganization or arrangement with creditors or take advantage of any insolvency law, or if an order, judgment or decree shall be entered by any court of competent jurisdiction, on the application of a creditor, adjudicating such party bankrupt or insolvent or approving a petition seeking reorganization of such party or appointing a receiver, trustee or liquidator for such party or all or a substantial part of its assets, and such order judgment or decree shall continue unstayed and in effect for any period of one hundred twenty (120) consecutive days, then, in case of any such event, the term of this Agreement shall expire, at the other party's option, upon five (5) days written notice.

            (b) If Lessee or Manager shall fail to keep, observe or perform any material covenant, agreement, term or provision of this Agreement to be kept, observed, or performed by such party, and such default shall continue for a period of thirty (30) days, (or ten (10) days in the case of a failure to pay any amounts due Manager under this Agreement) after


                                     -6-
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notice thereof by one party to the other, then, in case of any such event and upon the expiration of any period of grace applicable thereto, the term of this Agreement shall expire, at the option of the nondefaulting party, upon five (5) days written notice to the other party. Such termination shall be without prejudice to Manager's right to receive management fees under Article III hereof through the end of the month in which such termination becomes effective.

      2.03 Optional Termination.

            (a) Either party has the option to terminate this Agreement, without damage or penalty, upon ten (10) days prior written notice to the other, upon the occurrence of either of the following events:

                   (i) The Facility or any material portion thereof is damaged or destroyed to the extent that in the written opinion of an independent architect or engineer reasonably acceptable to both parties (x) it is not practicable or desirable to rebuild, repair or restore the Facility within a period of six (6) months to its condition immediately preceding such damage, or (y) the conducting of normal operations of the Facility would be prevented for a period of six (6) months or more; or

                  (ii) Title to or the temporary use of all or substantially all the Facility is taken under the exercise of the power of eminent domain by any governmental authority or person, firm or corporation acting under governmental authority which in the opinion of an independent architect or engineer reasonably acceptable to both parties prevents or is likely to prevent the conducting of normal operations at the Facility for a period of at least six (6) months.

      Provided, however, that in either of such events, if Lessee or any affiliate thereof rebuilds, restores or otherwise rearranges the Facility and recommences operations thereof, Lessee shall give Manager the first option to manage the Facility under the same terms, conditions, and fees as provided herein.

            (b) Manager shall have the option to terminate this Agreement without damage or penalty upon ten (10) days prior written notice to Lessee following the sale, transfer, assignment, or other disposition, in whole or in part, by Lessee of its interest in the Facility. In the event Lessee is a corporation, any dissolution, merger, consolidation or other transfer of a substantial portion of the stock of Lessee shall constitute an assignment of the Facility for all purposes of this Section 2.03(b). The term "substantial portion" means the ownership of stock possessing, and of the right of exercise, at least fifty percent (50%) of the total combined voting power of all classes of stock of such corporation, issued, outstanding and entitled to vote for the election of directors whether such ownership is direct ownership, or indirect ownership through ownership of stock possessing, and of the right to exercise, at least fifty percent (50%) of the total combined voting power of all classes of stock of another corporation or corporations; provided, however, that this prohibition on stock transfer shall not apply to a "publicly traded corporation," which term is hereby defined for all purposes under this Agreement as a corporation whose shares of stock have been registered pursuant to the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, or the state securities laws pursuant to an exemption from the aforementioned statutes. In the


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event Lessee is a general or limited (including limited liability) partnership, the transfer of any portion or all of any general partnership or managing partnership interest shall constitute an assignment of the Facility for purposes of this Section 2.03(b). In the event Lessee is a limited liability company, the transfer of any portion or all of any membership interest shall constitute an assignment of the Facility for purposes of this Section 2.03(b).

                                  ARTICLE III

                                MANAGEMENT FEE

      3.01 Management Fee. Effective as of the date of this Agreement and for the remainder of the term, Manager shall receive from Lessee, and Lessee shall pay to Manager, each month during the term hereof, as the amount due for services, a management fee equal to six percent (6%) of the Gross Revenues of the Facility. "Gross Revenues" shall mean, for the Facility, total revenues of such Facility, including, without limitation, all ancillary fees, charges, rentals and other revenue derived in any way from the operation of such Facility, on an accrual basis, after deduction of allowances for contractual adjustments as they relate to third-party payors and before deduction of any and all expenses.

      3.02 Payment of Management Fees. On or before the tenth (10th) day of each month during the term hereof, Lessee shall be obligated to pay Manager an estimated management fee, calculated in accordance with Section 3.01 hereof, based on the estimated Gross Revenues of the Facility during the current month. All management fees due hereunder shall be withdrawn from the Operating Accounts and paid to Manager. Any late payments of management fees not made after three
(3) days written notice to Lessee shall bear interest equal to the Advance Rate (as defined in Section 5.11 hereof) from their original due date until fully paid.

      3.03 Adjustment. Within fifteen (15) days after the delivery of the annual financial statements of the Facility, Lessee shall pay to Manager or Manager shall pay to Lessee such amount as is necessary to make the amount of the management fees paid with respect to the year to which the financial statements relate equal to the amount of management fees shown to be due by the annual audit.

                                  ARTICLE IV

                              COVENANTS OF LESSEE

      4.01 Insurance. Manager shall provide and maintain, on behalf of Lessee and at Lessee's expense, throughout the term of this Agreement, insurance with responsible companies naming Lessee and Manager (as their respective interests may appear) as insureds in the minimum amounts and covering the risks described below:

            (a) Comprehensive public liability insurance, including personal injury or death and property damage in the combined single limit of not less than $500,000.00;

            (b) Workmen's compensation, employers' liability or similar insurance as may be required by law;


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            (c) Insurance against loss or damage to the Facility from fire, lightning and such other risks and casualties now or thereafter covered by the uniform standard form of extended coverage insurance endorsement then in use in the State of Indiana and against loss or damage with respect to all boilers and pressure vessels and pressure pipes, if any, installed in the Facility and, if the Facility is located within a 100 year flood plain designated by the Untied States Army Corps of Engineers, against loss or damage due to floods to be maintained under the National Flood Insurance Program or under comparable commercial insurance programs; all such policies being in an amount not less than ninety percent (90%) of the actual replacement cost of the Facility as determined every two (2) years by Lessee;

            (d) Professional liability insurance against claims for bodily injury or death or otherwise arising out of the operations of the Facility, such insurance to afford minimum protection of not less than $500,000.00 with respect to bodily injury or death to any one person;

            (e) Automobile liability insurance covering owned, hired and non-owned vehicles, such insurance to afford minimum protection of not less than $500,000.00 for bodily injury or death to any one person in any one accident (subject to a maximum recovery by all persons in any one accident of $500,000.00) and $50,000.00 for damage to property (including loss of the use thereof) in any one accident;

            (f) Business interruption insurance in an amount sufficient to cover the estimated management fees payable hereunder and all other fixed expenses of the Facility for a period of not less than six (6) months;

            (g) Employee fidelity bond or insurance, including comprehensive coverage for dishonesty, disappearance and discrepancy for all employees of Lessee; and

            (h) Such other insurance or additional insurance as both Manager and Lessee shall reasonably deem necessary for protection against claims, liabilities and losses arising from the operation or ownership of the Facility.

      The insurance specified above for the Facility may be provided by any combination of underlying and umbrella policies, which policies may also cover other facilities owned, leased or managed by Manager or its affiliates. No policy shall have deductible provisions in excess of $10,000.00, plus, if an umbrella policy, the amount of the underlying policy. Lessee and Manager may from time to time agree on insurance coverages, terms and limitations which differ from the foregoing; provided, however, such agreement shall comply with any minimum requirements for such insurance as set forth in the Lease or any other documents binding upon Lessee or to which the Facility is subject.

      4.02 Licensing; Changes and Services. Lessee agrees to take or cause to be taken any and all actions necessary to be taken by it as the overall supervisor of the assets and operations of the Facility in order to maintain all required licenses, permits for the operation of the Facility and the Facility's eligibility to participate in all public or private third-party medical payment programs, including providing sufficient funds to bring the Facility in compliance with all applicable fire safety codes and other laws, regulations and orders, and to correct all structural, maintenance, procedural and staffing deficiencies as shown on the surveys and reports of governmental agencies having jurisdiction over the Facility. Lessee agrees that it will not, through the exercise of its overall supervisory powers, substantially

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change the services rendered by the Facility during the term hereof without the prior written approval of Manager.

      Nothing contained in this Section 4.02 shall affect the duties and obligations of Manager with regard to the applying for, obtaining and maintaining all necessary governmental licenses, permits, consents and approvals set forth in Section 1.07 hereof.

      4.03 Transfer of Ownership. Lessee further acknowledges and agrees that upon the transfer, lease, assignment, sale or other disposition or conveyance of all or any part of its ownership of the Facility, this Agreement shall remain in full force and effect unless otherwise terminated as provided in Article II hereof. Lessee covenants and agrees that in the event that it sells, assigns or otherwise transfers its ownership of the Facility at any time while this Agreement is in effect, it will require the transferee to assume the obligations of Lessee hereunder.

      4.04 Damage or Destruction. If the Facility or any portions thereof shall be damaged or destroyed by fire or other casualty, Lessee shall commence to repair, restore, rebuild or replace any such damage or destruction within sixty
(60) days after such fire or other casualty and shall proceed with due diligence to complete such work within a reasonable period of time.

                                   ARTICLE V

                            MISCELLANEOUS COVENANTS

      5.01 Assignment. Lessee shall not assign its rights and/or obligations under this Agreement without the prior written consent of Manager, except to Lessee's construction or permanent lender, in the event of foreclosure of such lender's mortgage against the Facility; provided, however, that such lender or lenders shall first agree in writing to assume and be bound by Lessee's obligations hereunder. Manager shall not assign its rights and/or obligations under this Agreement, except to an affiliate of Manager, without prior written consent of Lessee.

      5.02 Binding Agreement. The terms, covenants, conditions, provisions and agreements herein contained shall be binding upon and inure to the benefit of the parties hereto, their successors and assigns.

      5.03 Relationship of Parties. Nothing contained in this Agreement shall constitute or be construed to be or to create a partnership, joint venture or lease between Lessee and Manager with respect to the Facility.

      5.04 Notices. All notices, demands and requests contemplated hereunder by either party to the other shall be in writing, and shall be delivered by hand, transmitted by cable, telegram or telecopy (receipt confirmed), or mailed, postage prepaid, registered, or certified mail return receipt requested:

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            (a)   to Lessee, by addressing the same to:

                  Transitional Health Partners d/b/a
                  Transitional Health Services
                  7000 Central Parkway
                  Suite 970
                  Atlanta, Georgia  30328
                  Attn:  Mr. Alan C. Dahl

                  With a copy to:

                  Paul A. Quiros, Esquire
                  Nelson Mullins Riley & Scarborough, L.L.P.
                  1201 Peachtree Street, 400 Colony Square
                  Suite 2200
                  Atlanta, Georgia  30361

            (b)   to Manager, by addressing the same to:

                  WelCare International Management Corporation
                  7000 Central Parkway
                  Suite 970
                  Atlanta, Georgia  30328
                  Attn:  Mr. Alan C. Dahl

                  With a copy to:

                  Paul A. Quiros, Esquire
                  Nelson Mullins Riley & Scarborough, L.L.P.
                  1201 Peachtree Street, 400 Colony Square
                  Suite 2200
                  Atlanta, Georgia  30361

or to such other address or to such other person as may be designated by notice given from time to time during the term of this Agreement by one party to the other. Any notice hereunder shall be deemed given five (5) days after mailing, if given by mailing in the manner provided above, or on the date delivered or transmitted if given by hand, cable, telegraph or telecopy (receipt confirmed).

      5.05 Entire Agreement; Amendments. The Agreement contains the entire agreement between the parties hereto, and no prior oral or written, and no contemporaneous oral representations or agreements between the parties with respect to the subject matter of this Agreement shall be of any force and effect. Any additions, amendments or modifications to this Agreement shall be of no force and effect unless in writing and signed by both Lessee and Manager.

      5.06 Governing Law. This Agreement has been executed and delivered in the State of Georgia, and all the terms and provisions hereof and the rights and obligations of the parties hereto shall be governed by, and construed and enforced in accordance with, the laws of the State of Georgia (without regard to its rules of conflicts of laws).

      5.07 Captions and Headings. The captions and headings throughout this Agreement are for convenience and reference only and do not constitute a part hereof.

      5.08 Disclaimer of Employment of Facility Employees. No person employed in the operation of the Facility will be an employee of Manager, and Manager will have no liability for payment of their wages, fringe benefits, payroll taxes and other expenses of employment.

      5.09 Costs and Expenses; Indemnity. All fees, costs and expenses arising out of, relating to or incurred in the operation of the Facility, including, without limitation, the fees, costs, and expenses of outside consultants and professionals, shall be the sole responsibility of Lessee. Manager, by reason of the execution of this Agreement or the performance of its services hereunder, shall not be liable for or deemed to have assumed any liability for such fees, costs and expenses, or any other liability or debt of Lessee whatsoever, arising out of or relating to the Facility or incurred at its operation, except the salary of Manager's employees and the expenses and costs incurred at its central administrative offices in performance of its obligations hereunder. Lessee agrees to indemnify and hold Manager and its officers, directors, agents and employees harmless from and against all losses, claims, damages or other liabilities, including the costs and expenses incurred in connection therewith, arising out of or relating to the ownership of the Facility (except those resulting from the wilful misconduct or gross negligence of Manager), including, without limitation, any liability asserted against Manager or any of its officers, directors, employees or agents by reason of any action taken by any of the foregoing while performing the duties of Manager hereunder on behalf of Lessee.

      5.10 Responsibility for Misconduct of Employees and Other Persons. Manager will have no liability whatsoever for damages suffered on account of the dishonesty, misconduct or negligence of any employee of the Facility or any officer, director, partner, stockholder, employee or agent of Lessee. Manager shall be liable to the Facility in connection with damage or loss directly sustained by Lessee by reason of the dishonesty, wilful misconduct and gross negligence of Manager's employees in the operation of the Facility during the term of the Agreement.

      5.11 Advances by Manager. Manager shall have the right, but not the obligation, to advance to Lessee any and all sums required to maintain all necessary licenses and permits and to otherwise keep the Facility operating as a fully insured nursing home in good condition and repair. All such sums advanced by Manager to Lessee shall be repaid by Lessee, with interest commencing on the date such sums were advanced at a rate equal to the announced prime rate of interest of NationsBank, N.A., Atlanta, Georgia, plus two percent (2%) per annum ("Advance Rate"), immediately upon written notice thereof to Lessee, and Manager shall have the right at any time and from time to time to instruct the signatories of the Operating Accounts to withdraw and pay to Manager amounts necessary in order to repay such advances.

      5.12 Definition of Affiliate. For purposes of this Agreement, the term "affiliate" shall mean any person or entity which Manager or Lessee or their respective stockholders or individual partners, directly or indirectly, through one or more intermediaries, controls, is in common control with, or is controlled by.

      5.13 Authorization of Agreement. Manager and Lessee represent and warrant, each to the other with respect to itself, that the execution and delivery of this Agreement has been duly authorized by all respective action, will not presently or with the passage of time, the giving of notice, or both result in a default under or violate or conflict with (i) the provisions of the articles of incorporation and bylaws of Manager or Lessee, or (ii) any other agreement, mortgage, loan agreement or other contract or instrument by which either party is bound or to which any of its property or assets are subject, or (iii) any existing law, regulation, court order or consent decree by which either party is bound or to which any of its property or assets are subject.

      5.14 Waivers. No waiver of any breach or default hereunder shall be considered valid unless in writing, and no such waiver shall be deemed a waiver of any subsequent breach or default of the same or similar nature.

      5.15 Severability. If any provision of this Agreement shall be held to be illegal, invalid or unenforceable, such illegality, invalidity or unenforceability shall attach only to such provision and shall not in any manner affect or render illegal, invalid or unenforceable any other provision of this Agreement, and this Agreement shall be carried out as if any such illegal, invalid or unenforceable provision were not contained therein.

      5.16 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

                    [This space intentionally left blank.]

      IN WITNESS WHEREOF, the parties hereto have executed, sealed and delivered this Agreement through their duly authorized representatives, as of the day and year first above written.

                                    TRANSITIONAL HEALTH PARTNERS d/b/a
                                    TRANSITIONAL HEALTH SERVICES,
                                    a Delaware general partnership

Attest:                             By: THS Partners I, Inc., and
                                        THS Partners II, Inc., General Partners
By: /s/ Kent C. Fosha, Sr.
   ----------------------------
Name: Kent C. Fosha, Sr.
Its: Vice President                 By: /s/ Alan C. Dahl
                                       -----------------------------------------
                                        Alan C. Dahl, Vice President

                                    WELCARE INTERNATIONAL MANAGEMENT
                                      CORPORATION
Attest:

By: /s/ Alan C. Dahl
-------------------------------
Name: Alan C. Dahl                  By: /s/ Kent C. Fosha, Sr.
Its: Vice President                    -----------------------------------------
                                         Kent C. Fosha, Sr.
                                         Vice President

                                SCHEDULE 10.32

      CHMC has entered into agreements with THP substantially identical to
Exhibit 10.32 as follows:

      1. Long Term Care Facility Management Agreement (Amber Manor) dated January 1, 1996 for Pike County, Indiana facility.

      2. Long Term Care Facility Management Agreement (Transitional Health Services of Lincolnton) dated January 1, 1996 for Lincoln County, North Carolina facility.

      3. Long Term Care Facility Management Agreement (THS of Knightdale) dated January 1, 1996 for Wake County, North Carolina facility.

      4. Long Term Care Facility Management Agreement (Wellington Nursing and Rehabilitation Center) dated January 1, 1996 for Mecklenburg County, North Carolina facility.

      5. Long Term Care Facility Management Agreement (Brownsboro Hills Nursing Home and Brownsboro Hills Plaza) dated January 1, 1996 for Jefferson County, Kentucky facility.

      6. Long Term Care Facility Management Agreement (Cary Manor) dated January 1, 1996 for Cary, North Carolina facility.

      7. Long Term Care Facility Management Agreement (Lakeland Loving Care Center) dated January 1, 1996 for Kosciusko County, Indiana facility.

      8. Long Term Care Facility Management Agreement (The Lincoln Centers -
East) dated January 1, 1996 for Fayette County, Indiana facility.

      9. Long Term Care Facility Management Agreement (The Lincoln Centers -
West) dated January 1, 1996 for Fayette County, Indiana facility.

      10. Long Term Care Facility Management Agreement (Lowell Healthcare Center) dated January 1, 1996 for Lake County, Indiana facility.

      11. Long Term Care Facility Management Agreement (New Harmonie Healthcare Center) dated January 1, 1996 for Posey County, Indiana facility.

      12. Long Term Care Facility Management Agreement (Red Oaks Healthcare Center) dated January 1, 1996 for LaPorte County, Indiana facility.

      13. Long Term Care Facility Management Agreement (Riverbend Healthcare Center) dated January 1, 1996 for Allen County, Indiana facility.

      14. Long Term Care Facility Management Agreement (Scenic Hills Care Center) dated January 1, 1996 for Dubois County, Indiana facility.

      15. Long Term Care Facility Management Agreement (Sheridan HealthCare Center) dated January 1, 1996 for Hamilton County, Indiana facility.

      16. Long Term Care Facility Management Agreement (Transitional Health Services of South Bend) dated January 1, 1996 for Saint Joseph County, Indiana facility.

      17. Long Term Care Facility Management Agreement (Parkview Manor) dated January 1, 1996 for Pikeville, Kentucky facility.

      18. Long Term Care Facility Management Agreement (Hurstbourne Care Centre at Stony Brook) dated January 1, 1996 for Jefferson County, Kentucky facility.

      19. Long Term Care Facility Management Agreement (Fenton Extended Care Center) dated January 1, 1996 for Genessee County, Michigan facility.

      20. Long Term Care Facility Management Agreement (Transitional Health Services of Fremont) dated January 1, 1996 for Newaygo County, Michigan facility.

      21. Long Term Care Facility Management Agreement (Transitional Health Services of Wayne) dated January 1, 1996 for Wayne County, Michigan facility.

      22. Long Term Care Facility Management Agreement (Westgate Healthcare Center) dated January 1, 1996 for Gratiot County, Michigan facility.

      23. Long Term Care Facility Management Agreement (Riverview of Ann Arbor) dated January 1, 1996 for Ann Arbor, Michigan facility.

      24. Long Term Care Facility Management Agreement (Whitehall Convalescent Homes) dated January 1, 1996 for Washtenaw County, Michigan facility and Oakland County, Michigan.

      25. Long Term Care Facility Management Agreement (Transitional Health Services of Charlotte) dated January 1, 1996 for Mecklenburg County, North Carolina facility.

      26. Long Term Care Facility Management Agreement (Clay County Care Center) dated January 1, 1996 for Clay County, North Carolina facility.

      27. Long Term Care Facility Management Agreement (Transitional Health Services of Kannapolis) dated January 1, 1996 for Cabarrus County, North Carolina facility.

      28. Long Term Care Facility Management Agreement (Willowbrook Healthcare Center) dated January 1, 1996 for Yadkin County, North Carolina facility.

      29. Long Term Care Facility Management Agreement (Transitional Health Services of Danville) dated January 1, 1996 for Hendricks County, Indiana facility.

      30. Long Term Care Facility Management Agreement (Wilora Lake) dated March 1, 1996 for Charlotte, North Carolina facility. A material detail in which this agreement differs from Exhibit 10.32 is that this agreement is subject to termination without penalty upon written request of the Federal Housing Commissioner (the "Commissioner") if an event of default occurs under that certain Regulatory Agreement dated October 26, 1994 between Wilora Lake Health Care Center, Inc. and the Commissioner.